                                                                      EXHIBIT 11

                        TOTAL RENAL CARE HOLDINGS, INC.

   COMPUTATION OF PRO FORMA NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE

                                           SEVEN MONTHS ENDED             YEAR ENDED
                                        -------------------------- --------------------------
                           YEAR ENDED   DECEMBER 31,  DECEMBER 31, DECEMBER 31,  DECEMBER 31,
                          MAY 31, 1995      1994          1995         1995          1996
                          ------------  ------------  ------------ ------------  ------------
Net income:
  As reported...........  $ 4,852,000   $ 2,650,000    $3,912,000  $ 6,114,000   $16,025,000
Pro forma adjustments:
 (1)
  Increase in general
   and administration
   expenses.............     (625,000)     (625,000)
  Increase in interest
   expense..............   (1,811,000)   (1,811,000)
  Increase in
   amortization
   expense..............     (105,000)     (105,000)
  Increase in other
   fees.................      (42,000)      (42,000)
  Decrease in provision
   for income taxes.....    1,032,000     1,032,000
                          -----------   -----------    ----------  -----------   -----------
    Pro forma net in-
     come...............  $ 3,301,000   $ 1,099,000    $3,912,000  $ 6,114,000   $16,025,000
                          ===========   ===========    ==========  ===========   ===========
Applicable common
 shares:
  Average outstanding
   during the period
   (2)..................   12,850,000    12,554,000    16,637,000   15,481,000    25,095,000
  Average mandatorily
   redeemable common
   shares outstanding
   during the period....      794,000       794,000
  Outstanding stock op-
   tions (3)............    1,747,000     1,111,000     1,264,000    1,386,000       776,000
  Reduction in shares in
   connection with notes
   receivable from
   employees (3)........     (111,000)      (78,000)      (77,000)     (73,000)      (78,000)
                          -----------   -----------    ----------  -----------   -----------
    Adjusted weighted
     average number of
     common and common
     share equivalent
     shares
     outstanding........   15,280,000    14,381,000    17,824,000   16,794,000    25,793,000
                          ===========   ===========    ==========  ===========   ===========
Net income per common
 share..................                                    $0.22        $0.36         $0.62
                                                            =====        =====         =====
Pro forma net income per
 common share...........        $0.22         $0.08
                                =====         =====
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(1) Pro forma adjustments give effect to the August 1994 recapitalization transaction as if it had occurred on June 1, 1994.
(2) Average shares outstanding give effect to the shares issued as part of the
    August 1994 recapitalization transaction as if these shares were issued on
    June 1, 1994 and the issuance of cheap stock.
(3) Based on the treasury stock method.